Filed pursuant to Rule 433

Free Writing Prospectus dated December 10, 2012

Registration Statement No. 333-176606

Graphic Packaging Holding Company Announces Commencement of a Secondary Common Stock Offering by Selling Stockholders and $300 Million Repurchase of Common Stock

ATLANTA, Ga., Dec. 10, 2012 /PRNewswire/ — Graphic Packaging Holding Company (NYSE: GPK) today announced an underwritten secondary public offering of 16,500,000 shares of its common stock by certain of its existing stockholders. The selling stockholders intend to grant the underwriters an option for 30 days to purchase up to an additional 2,475,000 shares of common stock to cover overallotments. The Company will not sell any shares or receive any proceeds from the offering and the total number of shares of its outstanding common stock will not change as a result of the offering.

Goldman, Sachs & Co., BofA Merrill Lynch, J.P. Morgan, Citigroup and Deutsche Bank Securities are serving as joint book running managers for the offering and Baird and Oppenheimer & Co. are serving as co-managers.

In addition, the Company announced that it has agreed with the selling stockholders to repurchase up to $300 million of its common stock directly from the selling stockholders concurrently with the closing of the offering. The share repurchase will be effected in a private transaction at a price per share equal to the price per share being paid by the underwriters to the selling stockholders in the offering. The Company intends to fund the share repurchase with an incremental term loan borrowing under an amendment to its existing credit agreement. The closing of the share repurchase is contingent on the closing of the offering, the funding of the incremental term loan and the execution of a related amendment to the Company’s existing credit agreement. The closing of the offering is not contingent on the closing of the share repurchase, the funding of the incremental term loan or the amendment to the credit agreement.

A shelf registration statement (including a prospectus and prospectus supplement) relating to the offering of the common stock has previously been filed with the Securities and Exchange Commission and has become effective. Before investing, you should read the prospectus, the prospectus supplement and other documents filed with the Securities and Exchange Commission for information about the Company and the offering. Copies of the prospectus and related supplement may be obtained by contacting any of the joint book running managers whose contact information is listed below. You may also obtain these documents free of charge by visiting the Securities and Exchange Commission’s website at www.sec.gov.

Joint Book Running Managers:

Goldman, Sachs & Co.

Prospectus Department

200 West Street

New York, NY 10282

Telephone: 1-866-471-2526, facsimile: 212-902-9316

Email: prospectus-ny@ny.email.gs.com

BofA Merrill Lynch

222 Broadway

New York, NY 10038

Attention: Prospectus Department

Email: dg.prospectus_requests@baml.com

J.P. Morgan Securities LLC

Attention: Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Tel: (866) 803-9204

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Tel: 1-800-831-9146

Deutsche Bank Securities Inc.

Attn.: Prospectus Group

60 Wall Street

New York, NY 10005-2836

Tel: (800) 503-4611

Forward Looking Statements

Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to those regarding the offering, the share repurchase and the amendment to the Company’s existing credit agreement, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, market conditions affecting the offering and the incremental term loan, the ability of the Company to obtain the incremental term loan and the amendment to the Company’s existing credit agreement. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s filings with the Securities and Exchange Commission.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard multi-wall bag and specialty packaging. The Company’s customers include some of the most widely recognized companies in the world.

SOURCE Graphic Packaging Holding Company

Investor Contact: Brad Ankerholz, Graphic Packaging Holding Company, +1-770-240-7971